Exhibit 99.1

Wayside Technology Group, Inc. Reports 2015 Fourth Quarter & Full Year Results

and Declares Quarterly Dividend

	Q4 2015:	Year 2015:

Revenue:	$99.8 million	$382.1 million
Income from operations:	$2.4 million	$8.5 million
Net income:	$1.6 million	$5.8 million
Diluted earnings per share:	$0.35 per share	$1.25 per share

Dividend declared - $0.17 per share

SHREWSBURY, NJ, February 4, 2016 — Wayside Technology Group, Inc. (NASDAQ: WSTG) today announced financial results for the fourth quarter and year ended December 31, 2015.  The results will be discussed in a conference call to be held on Friday, February 5, 2016 at 10:00 a.m. EST.  The dial-in telephone number is (866) 814-1918 and the pass code is “WSTG.”  This conference call will be webcast by NASDAQ OMX and can be accessed at Wayside Technology’s Web site at www.waysidetechnology.com/earnings-call.

Cash and long term receivables amounted to $31.2 million as compared to $30.8 million as of December 31, 2014. Cash and long term receivables represented 81% of equity and amounted to $6.64 per share as of December 31, 2015. Working capital amounted to $30.6 million, representing 79% of equity as of December 31, 2015.

“2015 was another strong year for Wayside, as sales increased 12% to a record $382 million. In 2015 we invested heavily in additional sales staff for our Lifeboat division. We continued to execute our strategy of increased market penetration and adding new product lines to our portfolio.” said Simon F. Nynens, Chairman and Chief Executive Officer. “We bought back a total of approximately 274,000 shares in 2015 and we still have approximately 458,000 shares of Common Stock available for future repurchase.  We will continue to buy back shares according to our 10-b5 Stock Repurchase Plan.”

Net sales for the fourth quarter ended December 31, 2015 increased 6% to $99.8 million compared to $94.1 million for the same period in 2014.  Net sales for the fourth quarter of 2015 for our Lifeboat Distribution segment were $89.4 million compared to $83.8 million in the fourth quarter of 2014, representing an increase of 7%.  Net sales for the fourth quarter of 2015 for our TechXtend segment were $10.4 million compared to $10.3 million in the fourth quarter of 2014.

Net sales for the year ended December 31, 2015 increased 12% to $382.1 million compared to $340.8 million in 2014. Net sales for our Lifeboat Distribution segment in 2015 were $339.7 million compared to $290.4 million in 2014, representing a 17% increase. Total sales for the TechXtend segment in 2015 amounted to $42.4 million, compared to $50.3 million in 2014, representing a decrease of 16%.

The increases in net sales for the three months and full year ended December 31, 2015, compared to the same periods in 2014, in our Lifeboat Distribution segment were mainly a result of the strengthening of our account penetration and the addition of several key product lines. The decreases in net sales for the  year ended December 31, 2015 compared to the same period in 2014 in our TechXtend segment was primarily due to a decrease in extended payment terms sales transactions and large sales transactions in 2015.

Gross profit for the fourth quarter of 2015 was $6.9 million compared to $7.0 million for the fourth quarter of 2014 representing a decrease of 1%. Gross profit for our Lifeboat Distribution segment for the fourth quarter of 2015 and 2014 was $5.7 million.  Gross profit for our TechXtend segment for the fourth quarter of 2015 and 2014 was essentially flat at $1.2 million. Vendor rebates and discounts for the quarter ended December 31, 2015 and December 31, 2014 were $0.5 million.

Gross profit for the year 2015 was $26.6 million compared to $24.8 million in 2014, a 7% increase.  Gross profit for our Lifeboat Distribution segment in 2015 was $21.5 million compared to $19.2 million in 2014, representing a 12% increase.  The increase in gross profit for the Lifeboat Distribution segment was due to increased sales volume.  Gross profit for our TechXtend segment in 2015 was $5.0 million compared to $5.6 million in 2014, representing a 10% decrease. The decrease in gross profit for the TechXtend segment was the result of decreased sales volume, offset in part by a higher gross margin in 2015 as compared to 2014.

Gross profit margin (gross profit as a percentage of net sales) for 2015 was 7.0% compared to 7.3% in 2014. Gross profit margin for our Lifeboat Distribution segment in 2015 was 6.3% compared to 6.6% in 2014. Gross profit margin for our TechXtend segment in 2015 was 11.9% compared to 11.2% in 2014.  The increase in gross profit dollars and the decrease in gross profit margins were primarily caused by the sales growth and product mix within our Lifeboat Distribution segment which carries lower margins than our TechXtend segment.

Total selling, general, and administrative (“SG&A”) expenses for the fourth quarter of 2015 were $4.5 million compared to $4.2 million for the fourth quarter of 2014.  Total SG&A expenses for 2015 were $18.1 million compared to $16.5 million in 2014, representing an increase of $1.6 million or 9.4%. This increase is primarily the result of an increase in employee and employee related expenses to support our growth in our Lifeboat Distribution segment (salaries, commissions, and benefits) in 2015 compared to 2014. SG&A expenses as a percentage of net sales were 4.7% in 2015 compared to 4.8% in 2014.

For the fourth quarter and year ended December 31, 2015, the Company recorded a provision for income taxes of $0.8 million and $3.0 million, respectively.

Net income and diluted earnings per share for the fourth quarter of 2015 were $1.6 million and $0.35, respectively, compared to $1.8 million and $0.39, respectively for the fourth quarter of 2014.  Net income and diluted earnings per share for 2015 were $5.8 million and $1.25, respectively, compared to $5.8 million and $1.23, respectively in 2014.

On February 2, 2016, the Board of Directors declared a quarterly dividend of $0.17 per share of its common stock payable February 26, 2016 to shareholders of record on February 16, 2016.

About Wayside Technology Group, Inc.

Wayside Technology Group, Inc. (NASDAQ: WSTG) was founded in 1982 and is a unified and integrated technology company providing products and solutions for corporate resellers, VARs, and developers as well as business, government and educational entities. The company offers technology products from software publishers and manufacturers including Bluebeam Software, CA Technologies, Dell/Dell Software, ExaGrid Systems, Flexera Software, Hewlett Packard, Infragistics, Intel Software, Lenovo, Microsoft, Mindjet, Samsung, SmartBear Software, SolarWinds, Sophos, StorageCraft Technology, Super Micro Computer, Inc., TechSmith, Unitrends, Veeam Software and VMware.

Additional information can be found by visiting www.waysidetechnology.com

The statements in this release concerning the Company’s future prospects are forward-looking statements that involve certain risks and uncertainties. Such risks and uncertainties could cause actual results to differ materially from those indicated by such forward-looking statements, and include, without limitation, the continued acceptance of the Company’s distribution channel by vendors and customers, the timely availability and acceptance of new products, product mix, market conditions, contribution of key vendor relationships and support programs, as well as factors that affect the software industry in general and other factors. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in our filings with the Securities and Exchange Commission. Except as otherwise required by law, the Company undertakes no obligation to update or revise these forward-looking statements.

—Tables Follow —

Investor Relations Contact:

Kevin Scull, Vice President and Chief Accounting Officer

Wayside Technology Group, Inc.

(732) 389-0932

Kevin.Scull@waysidetechnology.com

WAYSIDE TECHNOLOGY GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share and per share amounts)

	December 31, 2015	December 31, 2014
	(unaudited)

ASSETS

Current assets
Cash and cash equivalents	$23,823	$23,124
Accounts receivable, net	58,965	60,782
Inventory, net	1,954	1,491
Prepaid expenses and other current assets	989	933
Deferred income taxes	260	245
Total current assets	85,991	86,575

Equipment and leasehold improvements, net	362	412
Accounts receivable long-term	7,386	7,660
Other assets	82	152
Deferred income taxes	261	182

Total assets	$94,082	$94,981

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable and accrued expenses	$55,423	$55,414
Total current liabilities	55,423	55,414

Commitments and contingencies

Stockholders’ equity
Common stock, $.01 par value; 10,000,000 shares authorized, 5,284,500 shares issued, and 4,700,812 and 4,890,756 shares outstanding in 2015 and 2014, respectively	53	53
Additional paid-in capital	32,540	31,013
Treasury stock, at cost, 583,688 and 393,744 shares, in 2015 and 2014 respectively	(10,296)	(6,166)
Retained earnings	17,813	15,225
Accumulated other comprehensive income (loss)	(1,451)	(558)
Total stockholders’ equity	38,659	39,567
Total liabilities and stockholders’ equity	$94,082	$94,981

WAYSIDE TECHNOLOGY GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

( Amounts in thousands, except per share data)

	Year ended		Three months ended
	December 31,		December 31,
	2015	2014	2015	2014
	(Unaudited )		(Unaudited )
Revenues
Lifeboat segment	$339,708	$290,449	$89,421	$83,794
TechXtend segment	42,382	50,309	10,355	10,329
Total Revenue	382,090	340,758	99,776	94,123

Cost of sales
Lifeboat segment	318,178	271,255	83,728	78,075
TechXtend segment	37,339	44,693	9,137	9,091
Total Cost of sales	355,517	315,948	92,865	87,166

Gross Profit	26,573	24,810	6,911	6,957

Operating expenses
Selling costs	9,988	8,764	2,504	2,311
Share- based compensation	1,213	1,305	416	452
Other general and administrative expenses	6,862	6,444	1,610	1,457
Total Selling, general and administrative expenses	18,063	16,513	4,530	4,220

Income from operations	8,510	8,297	2,381	2,737

Interest income , net	368	472	71	97
Foreign currency transaction (loss) gain	(20)	(11)	(11)	(3)
Income before provision for income taxes	8,858	8,758	2,441	2,831
Provision for income taxes	3,028	2,998	829	982

Net income	$5,830	$5,760	$1,612	$1,849

Income per common share - Basic	$1.26	$1.24	$0.35	$0.39
Income per common share — Diluted	$1.25	$1.23	$0.35	$0.39

Weighted average common shares outstanding - Basic	4,634	4,661	4,592	4,727
Weighted average common shares outstanding - Diluted	4,653	4,702	4,598	4,752